UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 9, 2015

COMPUTER SCIENCES CORPORATION
(Exact name of Registrant as specified in its charter)

Nevada	1-4850	95-2043126
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3170 Fairview Park Drive	22042
Falls Church, Virginia	(Zip Code)
(Address of Principal Executive Offices)

Registrant’s telephone number, including area code (703) 876-1000

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01    Entry into a Material Definitive Agreement.
Rule 2.7 Announcement
On December 9, 2015, Computer Sciences Corporation, a Nevada corporation (the “Company”), issued an announcement (the “Rule 2.7 Announcement”) pursuant to Rule 2.7 of the United Kingdom City Code on Takeovers and Mergers (the “UK Takeover Code”) disclosing that the boards of directors of the Company and Xchanging plc, a public limited company registered in England and Wales (“Xchanging”), had reached agreement on the terms of a recommended cash offer for Xchanging by CSC Computer Sciences International Operations Limited, a wholly owned subsidiary of the Company (“CSC Bidco”), pursuant to which CSC Bidco will acquire the entire issued and to be issued ordinary share capital of Xchanging (the “Offer”).
Under the terms of the Offer, Xchanging shareholders will receive, for each share of Xchanging held, 190 pence in cash. The Offer values the entire issued and to be issued ordinary share capital of Xchanging at approximately £480 million on the basis of a fully-diluted share capital of 252,533,981 ordinary shares (approximately $720 million based upon an exchange rate of USD:GBP 1.501).
It is intended that the Offer will be implemented by way of a takeover offer under Part 28 of the United Kingdom Companies Act 2006, as amended, and the UK Takeover Code and will be funded with existing cash resources of the Company and its subsidiaries. The Offer is conditioned upon, among other things, valid acceptances being received in respect of the Xchanging ordinary shares which, together with any Xchanging ordinary shares acquired by CSC Bidco (whether pursuant to the Offer or otherwise), constitute not less than 75 percent of the nominal value of the Xchanging ordinary shares to which the Offer relates and which represent not less than 75 percent of the voting rights attached to such Xchanging ordinary shares, as well as the receipt of certain regulatory approvals. The conditions to the Offer are set out in full in Appendix I to the Rule 2.7 Announcement. Subject to the satisfaction or, where applicable, waiver of these conditions, the Offer is expected to complete during the next six months.
Co-operation Agreement
On December 9, 2015, CSC Bidco and Xchanging entered into a co-operation agreement in relation to the Offer (the “Co-operation Agreement”). Pursuant to the Co-operation Agreement, CSC Bidco and Xchanging have agreed to co-operate with each other, and to provide each other with reasonable information and assistance, for the purposes of obtaining the required regulatory and antitrust clearances. The Co-operation Agreement will terminate if the Offer is withdrawn, lapses or if a third party announces a firm intention to make an offer for Xchanging pursuant to Rule 2.7 of the UK Takeover Code at a value which is greater than the value of the Offer and which is recommended by the Xchanging board of directors.
The foregoing summary of the Offer, the Rule 2.7 Announcement and the Co-operation Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Rule 2.7 Announcement and the Co-operation Agreement, which are attached as Exhibits 2.1 and 2.2, respectively, and each incorporated herein by reference.
Item 7.01    Regulation FD Disclosure.

On December 9, 2015, the Company issued a press release announcing the terms of the Offer by the Company to acquire all of the issued and to be issued share capital of Xchanging. The press release, filed as Exhibit 99.1 to this Current Report on Form 8-K, is incorporated herein by reference.

Item 9.01    Financial Statements and Exhibits.

(d) The following exhibits are filed herewith.

Exhibit No.	Description
2.1	Rule 2.7 Announcement, dated December 9, 2015.
2.2	Co-operation Agreement, dated as of December 9, 2015, between CSC Computer Sciences International Operations Limited and Xchanging plc.
99.1	Press Release, dated December 9, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereto duly authorized.

COMPUTER SCIENCES CORPORATION

Dated: December 9, 2015	By: /s/ Paul N. Saleh
Paul N. Saleh
Executive Vice President and Chief Financial Officer

Exhibit Index

Exhibit No.	Description
2.1	Rule 2.7 Announcement, dated December 9, 2015.
2.2	Co-operation Agreement, dated as of December 9, 2015, between CSC Computer Sciences International Operations Limited and Xchanging plc.
99.1	Press Release, dated December 9, 2015.